Exhibit 15(a)
LEHMAN BROTHERS FUNDS, INC.

AMENDED AND RESTATED DISTRIBUTION PLAN

	This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the " Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Lehman Brothers Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Company"), with respect to those classes (each a Class) of its investment portfolios (each, a "Fund") listed in Appendix A, as amended from time to time, subject to the following terms and conditions:

	Section 1.  Annual Fee.

	(a) Distribution Fee. Each Fund will pay to the distributor of its shares, Lehman Brothers Incorporated, a corporation organized under the laws of the State of Delaware ( the "Distributor"), on behalf of each Class of such Fund listed on Appendix A, a distribution fee in connection with the distribution of shares of each such Class under the Plan at the annual rate of 0.25% of the average daily net assets of such Fund attributable to each such Class (other than Global Clearing Shares) and at the annual rate of 0.50% of the average daily net assets of such Fund attributable to the Global Clearing Shares (the "Distribution Fee").

	(b) Payment of Fees.   The Distribution Fee will be calculated daily and
paid monthly by each Fund with respect to each Class at the annual rates indicated above.

	Section 2.  Expenses Covered by the Plan.

	The annual Distribution Fee paid by a Fund to the Distributor under
Section 1 of the Plan may be used by the Distributor to cover advertising, marketing and distribution expenses intended to result in the sale of the Fund's shares, including without limitation, payments to Distributor's financial consultants or introducing brokers.

	Section 3.  Approval of Shareholders.

	The Plan will not take effect with respect to a particular Class of a Fund, and no fee will be payable in accordance with Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of such Class.

	Section 4.  Approval of Directors.

	Neither the Plan nor any related agreements will take effect with respect to a Class of a Fund until approved by a majority vote of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

	Section 5.  Continuance of the Plan.

	The Plan will continue in effect from year to year with respect to each Class of a Fund, so long as its continuance is specifically approved annually by vote of the Company's Board of Directors in the manner described in Section 4 above.

	Section 6.  Termination

	The Plan may be terminated with respect to a Class of a Fund at any time, without the payment of any penalty, by the vote of majority of the outstanding voting securities (as so defined) of such Class of such Fund or by a vote of a majority of the Independent Directors, in any such event on sixty days' written notice to the Distributor. The Plan will remain in effect with respect to a particular Class of a Fund even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class of the Fund or of any other Fund.

	Section 7.  Amendments

	The Plan may not be amended with respect to a Class of a Fund to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a
majority of the outstanding voting securities of such Class of such Fund.   No
material amendment to the Plan may be made unless approved by the Company's Board of Directors in the manner described in Section 4 above.

	Section 8.  Selection of Certain Directors.

	While the Plan is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

	Section 9.  Written Reports

	In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by a Fund with respect to a Class pursuant to the Plan or any related agreement will prepare and furnish to the Company's Board of Directors and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

	Section 10.  Preservation of Materials.

	The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

	Section 11.  Meanings of Certain Terms.

	As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.

	Section 12.  Filing of Articles of Incorporation.

	The Company represents that a copy of its Amended Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), is on file with the Secretary of the State of Maryland.

	Section 13. Limitation of Liability.

	The obligations of the Company under this Plan will not be binding upon any of the Directors of the Company, shareholders of the Funds, nominees, officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Funds, as provided in the Articles of Incorporation. The execution and delivery of this Plan have been authorized by the Directors of the Company, and signed by an authorized officer of the Company, acting as such, and neither the authorization by the Directors nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the property of the Funds as provided in the Articles of Incorporation. No Fund or Class will be liable for any claims against any other Fund or Class.

	Section 14.  Dates.

	The Plan has been executed by the Company with respect to each Fund as of January 27, 1994 and will become effective with respect to each Class of a Fund upon the date such Fund first commences its investment operations.

	Section 15.  Governing Law.

	This Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

LEHMAN BROTHERS FUNDS, INC.

By:	/s/ Andrew Gordon
	Name: Andrew Gordon
	Title: President


Dated:   February 1, 1995



APPENDIX A



Name of Fund									Name of
Class

Lehman Brothers Daily							Select Shares
Income Fund

Lehman Brothers Daily 							CDSC Shares
Income Fund

Lehman Brothers Daily							Global Clearing
Income Fund									Shares

Lehman Brothers Municipal							Select
Shares
Income Fund

Lehman Brothers Municipal							CDSC Shares
Income Fund

Lehman Brothers Municipal							Global
Clearing
Income Fund									Shares

Lehman Brothers New York							Select
Shares
Municipal Money Market Fund

Lehman Brothers New York							Global
Clearing
Municipal Money Market Fund						Shares


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